Exhibit 21.1
List of Subsidiaries

State or Country of
Name	Incorporation or Organization
Complete Energy Services, LLC	Delaware
Integrated Production Services, LLC	Delaware
I.E. Miller Services, LLC	Delaware
Parchman Energy Group, LLC	Delaware
Parchman Energy Management GP LLC	Delaware
Parchman Energy Partnership, LP LLC	Delaware
CES Rockies, Inc.	Delaware
CES Holdings LLC	Delaware
BSI Holdings Management, LLC	Delaware
CES Mid-Continent Hamm, Inc.	Delaware
I.E. Miller Services GP, L.L.C.	Delaware
I.E. Miller Services LP, L.L.C.	Delaware
Parchman Operating Co., LP	Texas
Monument Well Service Co.	Delaware
A&W Water Service, Inc.	Colorado
Hyland Enterprises, Inc.	Wyoming
LEED Tool Corporation	Colorado
BSI Holdings, LP	Texas
Stride Well Services Company, Inc.	Delaware
Hamm & Phillips Service Company Inc.	Delaware
I.E. Miller Services, L.P.	Texas
Red River Wells Service, Ltd.	Texas
Bell Supply I, LP	Texas
Shale Tank Truck, LP	Texas
Oil Tool Rentals, Co.	Delaware
Big Mac Trucking Company, Inc.	Delaware
The Rosel Company	Texas
MGM Well Services, Inc.	Texas
Hamm Management Co.	Delaware
Rigmovers Co.	Delaware
Guard Drilling Mud Disposal, Inc.	Delaware
Big Mac Tank Trucks, LLC	Delaware
Fugo Services, LLC	Delaware
Price Pipeline Construction, Ltd.	Texas
Roustabout Specialties, Inc.	Colorado
R&W Rental, Inc.	Delaware
Sweetwater Produced Water Disposal, LLC	Wyoming
Greasewood, LLC	Wyoming
Valley CT Management, Inc.	Texas
Advanced Coil Tubing Inc.	Texas
Servicíos Holdings I, Inc.	Delaware
Servicíos Holdings II, Inc.	Delaware
Integrated Production Services Ltd.	Canada
Delaney Energy Services Corporation.	Canada
Premier Sea and Land Pte.	Singapore
Premier Sea and Land Limited.	Hong Kong
Pemac Pte., Ltd.	Singapore
IPS Manufacturing Ltd.	Canada
Premier Integrated Technologies	Canada

State or Country of
Name	Incorporation or Organization
Servicios Petrotec de S.A. de C.V.	Mexico
Integrated Production Services Partnership	Canada
1044474 Alberta Ltd.	Canada